Exhibit 99.1

The Board and Management of U.S. Dry Cleaning Mourn the Passing of Earl Greenburg, Inspiring Leader, Humanitarian, and Director and Longtime Friend of the Company

PALM SPRINGS, Calif., February 7, 2008 – The Board and Management of U.S. Dry Cleaning Corporation (OTCBB:UDRY) (“U.S. Dry Cleaning”), the nation’s first consolidator of dry cleaning stores,  deeply mourn the passing of  our director, Earl Greenburg, a vibrant philanthropist, humanitarian, entrepreneur, Emmy-award-winning producer, chairman of the Palm Springs International Film Festival, and an inspiring presence in all facets of Palm Springs life.  He died February 1, 2008, from melanoma at the age of 61.

Mr. Greenburg was a founding Director of U.S. Dry Cleaning, supporting the formation and mission of the Company from its earliest days in 2005.  He shared the vision of Robert (“Robbie”) Y. Lee, CEO of U.S. Dry Cleaning, to consolidate a fragmented industry, providing many successful family-owned businesses across the country with growth opportunities for the next generation, through the economies of scale, access to new financing and increased quality of service that a national public company can provide.   Mr. Greenburg also shared Mr. Lee’s belief that success depends on reaching out to all people in a community and that the lowest paid and hardest working employees should benefit fully from the consolidation.

Robbie Lee stated, “Earl was a geyser of inspiration in this community of Palm Springs and the Coachella Valley.  His enthusiasm and generosity reached every part of our society through his businesses, his charities, his love of people and his unlimited optimism that the world can truly be made a better place.  His guidance was essential to this company in its formative years, and we feel acutely the loss of his great entrepreneurial spirit and innovative mind.”

About U.S. Dry Cleaning

U.S. Dry Cleaning Corporation’s mission is to create the premier national chain in the dry cleaning industry.  Management has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model.  The company intends to rapidly acquire profitable, positive cash flow operations at accretive valuations.  Each acquisition target is expected to be self-sufficient, and field management is expected to remain in place to ease the assimilation.  U.S. Dry Cleaning is focused on acquiring profitable businesses that hold leading share in their markets.  U.S. Dry Cleaning’s management believes that the current absence of extensive competition to acquire the larger dominant operators will change as the industry consolidates.  Management believes that the greatest value achieved in any consolidation occurs during the earliest phases and as a result, U.S. Dry Cleaning intends to grow as rapidly as possible to deliver shareholder value.

This release is provided for informational purposes only and should not be construed as a solicitation to invest.  U.S. Dry Cleaning Corporation’s future operation results are dependent upon many factors, including but not limited to (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control; and (iv) other risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under “Search for Company Filings.”

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides U.S. Dry Cleaning Corporation with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from U.S. Dry Cleaning. CFSG1 may also choose to purchase U.S. Dry Cleaning’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.   For more information please visit www.cfsg1.com.

Company Contact
Rick Johnston,
Director of Shareholder Communications
Tel: 760-668-1274
Email: Rick@usdrycleaning.com
www.usdrycleaning.com

Investor Relations:
Stanley Wunderlich, CEO
Consulting For Strategic Growth 1
Tel: 800-625-2236
Fax: 646-205-7771
Email: info@cfsg1.com
Web site: www.cfsg1.com

Media Relations:
Daniel Stepanek, SVP
Consulting For Strategic Growth 1
Tel: 646-205-7767
Fax: 646-205-7771
Email: dstepanek@cfsg1.com